FINANCIAL STATEMENTS AND
                          INDEPENDENT AUDITORS' REPORT

                             PATTEN TOWERS, L.P., II

                           DECEMBER 31, 2004 AND 2003

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                             Patten Towers, L.P., II

                                TABLE OF CONTENTS


                                                                           Page
                                                                           ----

INDEPENDENT AUDITORS' REPORT                                                  3

FINANCIAL STATEMENTS

      BALANCE SHEETS                                                          4

      STATEMENTS OF OPERATIONS                                                5

      STATEMENTS OF CHANGES IN PARTNERS' CAPITAL                              6

      STATEMENTS OF CASH FLOWS                                                7

      NOTES TO FINANCIAL STATEMENTS                                           8

Reznick Group                 Reznick Group, P.C.         Tel: (410) 783-4900
                              500 East Pratt Street       Fax: (410) 727-0460
                              Suite 200                   www.reznickgroup.com
                              Baltimore, MD 21201-3100


                          INDEPENDENT AUDITORS' REPORT


To the Partners
Patten Towers, L.P., II

      We have audited the accompanying balance sheets of Patten Towers, L.P., II, as of December 31, 2004 and 2003, and the related statements of operations, changes in partners' capital and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Patten Towers, L.P., II, as of December 31, 2004 and 2003, and the results of its operations, the changes in partners' capital, and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

      The accompanying financial statements have been prepared assuming that the Partnership will continue as a going concern. As discussed in Note C to the financial statements, the Partnership is in default on certain covenants of its bond agreements at December 31, 2004 and 2003, primarily as a result of a failure to make principal payments during 2004 and 2003. The lenders may demand repayment of the bonds. No such demand has been made. Negotiations are presently under way to obtain revised debt agreements to permit the realization of assets and the liquidation of liabilities in the ordinary course of business. The Partnership cannot predict what the outcome of the negotiations will be. These conditions raise substantial doubt about the Partnership's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Reznick Group, P.C.
-------------------

Baltimore, Maryland
January 29, 2005

                                      -3-

  ATLANTA  -  BALTIMORE  -  BETHESDA  -  CHARLOTTE  -  CHICAGO  -  SACRAMENTO


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
                                      Patten Towers, L.P., II

                                          BALANCE SHEETS

                                    December 31, 2004 and 2003


                                                                    2004               2003
                                                              ----------------   ----------------
                                              ASSETS

INVESTMENT IN RENTAL PROPERTY
  Land                                                        $        290,000   $        290,000
  Building and improvements                                         10,699,853         10,699,853
  Furniture, fixtures and equipment                                    125,081            125,081
                                                              ----------------   ----------------
                                                                   11,114, 934         11,114,934
  Less accumulated depreciation                                      3,541,869          3,140,885
                                                              ----------------   ----------------
                                                                     7,573,065          7,974,049
OTHER ASSETS
  Cash                                                                  12,967             18,497
  Restricted cash                                                      440,934            478,333
  Accounts receivable - tenants                                          9,622             18,847
  Accounts receivable - other                                           11,137             11,137
  Tenant security deposits held in trust                                35,700             39,998
  Prepaid expenses                                                       5,236              4,683
  Bond issuance cost, net of accumulated amortization                  210,421            220,823
     of $101,651and $91,249
  Tax credit monitoring fee, net of accumulated
     amortization of $16,391and $14,181                                16,759             18,969
                                                              ----------------   ----------------
                                                              $      8,315,841   $      8,785,336
                                                              ================   ================

                                 LIABILITIES AND PARTNERS' CAPITAL
LIABILITIES
  Promissory note payable                                     $      6,025,000   $      6,025,000
  Accounts payable and accrued liabilities                              70,078            102,094
  Accrued management fees                                               85,731             85,731
  Accrued oversight fees                                                43,701             43,701
  Tenant security deposits                                              34,878             40,513
  Prepaid rents                                                         86,723             82,118
  Miscellaneous liabilities                                              4,767             12,405
  Due to affiliates                                                    132,473            132,473
  Accrued interest - affiliate                                          31,743             18,496
  Accrued interest - third-party                                       312,177            255,632
  Accrued property taxes                                               108,902            123,797
  Deferred developer's fee                                           1,137,522          1,137,522
                                                              ----------------   ----------------
                                                                     8,073,695          8,059,482
CONTINGENCY                                                                  -                  -

PARTNERS' CAPITAL                                                      242,146            725,854
                                                              ----------------   ----------------
                                                              $      8,315,841   $      8,785,336
                                                              ================   ================

                                 See notes to financial statements

                                                -4-

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                             Patten Towers, L.P., II

                            STATEMENTS OF OPERATIONS

                     Years ended December 31, 2004 and 2003

                                                2004                2003
                                          ----------------    ----------------
Revenue
   Rental                                 $      1,393,243    $      1,412,926
   Other                                            54,900              39,236
                                          ----------------    ----------------

      Total revenue                              1,448,143           1,452,162
                                          ----------------    ----------------

Expenses
   Depreciation                                    400,984             420,668
   Amortization                                     12,612              12,612
   Interest                                        391,584             390,133
   Administrative                                  102,074              55,993
   Property management fees                         79,560              79,560
   Repairs and maintenance                         167,348             190,073
   Property insurance                               64,022              57,771
   Real estate taxes                               121,803             109,069
   Salaries and wages                              194,912             188,815
   Bad debts                                        11,775              24,983
   Utilities                                       278,752             304,843
   Miscellaneous operating                          77,041              32,684
   Financing                                         6,610               2,915
   Miscellaneous taxes and insurance                22,774              88,112
                                          ----------------    ----------------

      Total expenses                             1,931,851           1,958,231
                                          ----------------    ----------------

      NET LOSS                            $       (483,708)   $       (506,069)
                                          ================    ================



                        See notes to financial statements

                                       -5-

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                             Patten Towers, L.P., II

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                     Years ended December 31, 2004 and 2003


Balance, December 31, 2002                                     $     1,231,923

Net loss                                                              (506,069)
                                                               ----------------

Balance, December 31, 2003                                             725,854

Net loss                                                              (483,708)
                                                               ----------------

Balance, December 31, 2004                                     $       242,146
                                                               ================






                        See notes to financial statements

                                       -6-

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                                         Patten Towers, L.P., II

                                         STATEMENTS OF CASH FLOWS

                                  Years ended December 31, 2004 and 2003

                                                                          2004               2003
                                                                    ----------------   ----------------
Cash flows from operating activities
  Net loss                                                          $       (483,708)  $       (506,069)
  Adjustments to reconcile net loss to net cash (used
  in) provided by operating activities
    Depreciation                                                             400,984            420,668
    Amortization                                                              12,612             12,612
    Bad debts                                                                 11,775             24,983
    (Increase) decrease in assets
       Accounts receivable - tenants                                          (2,550)           (40,432)
       Accounts receivable - HUD                                                   -             27,405
       Accounts receivable - other                                                 -            (11,137)
       Prepaid expenses                                                         (553)               369
    Increase (decrease) in liabilities
       Accounts payable and accrued liabilities                              (32,016)            (5,490)
       Accrued interest - affiliate                                           13,247             13,247
       Accrued interest - third-party                                         56,545             61,811
       Tenant security deposits, net                                          (1,337)             9,162
       Prepaid rents                                                           4,605             81,089
       Miscellaneous liabilities                                              (7,638)           (24,798)
       Accrued property taxes                                                (14,895)           (12,983)
                                                                    ----------------   ----------------

        Net cash (used in) provided by operating activities                  (42,929)            50,437
                                                                    ----------------   ----------------

Cash flows from investing activities
  Restricted cash held by Bond Trustee                                        37,399            (40,043)
                                                                    ----------------   ----------------

        Net cash provided by (used in) investing activities                   37,399            (40,043)
                                                                    ----------------   ----------------

        NET (DECREASE) INCREASE IN CASH                                       (5,530)            10,394

Cash, beginning                                                               18,497              8,103
                                                                    ----------------   ----------------

Cash, ending                                                        $         12,967   $         18,497
                                                                    ================   ================

Supplemental disclosure of cash flow information
  Cash paid during the year for interest                            $        321,792   $        315,075
                                                                    ================   ================


                                    See notes to financial statements

                                                   -7-
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                             Patten Towers, L.P., II

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2004 and 2003

NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Patten Towers, L.P., II (the Partnership), was organized as a limited partnership under the laws of the State of Tennessee during November 1995.
      The Partnership was formed to acquire, own, develop, rehabilitate, maintain, and operate a 221-unit rental housing project located in Chattanooga, Tennessee, called Patten Towers Apartments (the Project).

      During November 2001, the Partnership agreement was amended to remove the old general partner and admit the new general partner, Patten Towers -
      Yarco,  LLC as one percent general partner and WNC Housing Tax Credit Fund
      V, L.P., Series 3, as 99 percent limited partner.

      Each building of the Project has qualified and been  allocated  low-income housing tax credits  pursuant to Internal Revenue Code Section 42 (Section
      42), which regulates the use of the Project as to occupant eligibility and unit gross rent,  among other  requirements.  Each building of the Project
      must  meet  the  provisions  of  these  regulations   during  each  of  15
      consecutive years in order to remain qualified to receive the tax credits.
      In  addition,  the  Partnership  has  executed a  declaration  of land use restrictive  covenants  which  requires  the  utilization  of the  Project pursuant to Section 42 for a minimum of 30 years,  even if the Partnership disposes of the Project.

      USE OF ESTIMATES

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from those estimates.

      ACCOUNTS RECEIVABLE AND BAD DEBTS

      Tenant receivables are charged to bad debt expense when they are determined to be uncollectible based upon a periodic review of the accounts by management. Accounting principles generally accepted in the United States of America require that the allowance method be used to recognize bad debts; however, the effect of using the direct write-off method is not materially different from the results that would have been obtained under the allowance method.

                                      -8-
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                             Patten Towers, L.P., II

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                           December 31, 2004 and 2003

NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      INVESTMENT IN RENTAL PROPERTY

      Investment in rental property is carried at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives using the straight-line and double-declining balance methods as follows:

           Building                                   27.5 years
           Building improvements                      27.5 years
           Building equipment                          5-7 years

      AMORTIZATION

      Bond issuance costs consist of fees for obtaining the mortgage payable and are being amortized over the 30-year life of the mortgage using the straight-line method, which approximates the effective interest method.

      Tax credit monitoring fees are being amortized over the 15-year tax credit period.

      RENTAL INCOME

      Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the Partnership and the tenants of the property are operating leases.

      INCOME TAXES

      Profit or loss of the Partnership is allocated 1 percent to the general partner and 99 percent to the investor limited partner. No income tax provision has been included in the financial statements since income or loss of the Partnership is required to be reported by the respective partners on their income tax returns.

NOTE B - ACQUISITION AND REHABILITATION

      The financing of the  acquisition  and  rehabilitation  of the Project was provided by the  Industrial  Development  Board of the County of Hamilton,
      Tennessee  (the   Authority),   through  a  tax-exempt  bond  issue,   for
      $7,930,000.   Additional   equity   funding   was   provided   by  capital
      contributions from the investor limited partner.


                                      -9-
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                             Patten Towers, L.P., II

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                           December 31, 2004 and 2003

NOTE C - PROMISSORY NOTE PAYABLE

      A promissory  note  payable,  in the original  amount of  $7,930,000,  was funded with  proceeds  from the issuance of  Multifamily  Housing  Revenue
      Bonds (the Bonds), issued by the Authority. Repayment terms and conditions under the  mortgage  equal those of the Bonds.  The  interest  rate on the
      Tax-Exempt  1995A Bonds is 6.125% until August 1, 2007,  6.3% until August
      1, 2026,  and 6.375% until  maturity.  The interest  rates for the Taxable
      1995  Bonds  and  the  Tax-Exempt  1995B  Bonds  are  6.250%  and  7.125%,
      respectively.  Principal and interest are payable semiannually  commencing
      August 1, 1997,  and  continuing  through  maturity on August 1, 2026. The
      Partnership  failed to make principal payments of $445,000 and $420,000 in
      2004 and 2003,  respectively.  The  Partnership  is in default of its bond covenants  and the  property  could be  foreclosed  on by the  Trustee  to satisfy its  obligations  under the bonds.  Currently,  the Partnership is attempting to refinance the bonds.  As of December 31, 2004 and 2003,  the bonds are  fully  payable  on demand  under  the  events of  default.  The
      principal   balance  was   $6,025,000  at  December  31,  2004  and  2003,
      respectively.

      The liability of the Partnership under the mortgage is limited to the underlying value of the real estate collateral.

NOTE D - HOUSING ASSISTANCE PAYMENT CONTRACT AGREEMENT

      The U.S. Department of Housing and Urban Development (HUD) has contracted with the Partnership, under Section 8 of Title II of the Housing and Community Development Act of 1974, to make housing assistance payments
      (HAP) to the Partnership on behalf of qualified tenants. The agreement expires December 2007.

      The HAP  contract  is pledged as  collateral  under the  promissory  loan.
      Payments received are required to be deposited directly into the revenue fund pursuant to the Trust Indenture. All disbursements are strictly controlled by the Trustee.

NOTE E - RELATED PARTY TRANSACTIONS

      DEVELOPMENT AGREEMENT

     Pursuant to a  development  agreement,  the  Partnership  agreed to pay the general  partner a development  fee of $1,333,163.  As of December 31, 2004 and 2003,  $1,137,522  remains  payable.  The unpaid amount is payable from
     future  capital   contributions  and  cash  flow  in  accordance  with  the
     Partnership agreement.

                                      -10-

                             Patten Towers, L.P., II

                           December 31, 2004 and 2003

NOTE E - RELATED PARTY TRANSACTIONS (CONTINUED)

      NOTE PAYABLE - AFFILIATES

      During 2002, an affiliate of the limited partner entered into an unsecured note for $132,473. The note bears interest at 10% and matures August 2012. Accrued interest on the note was $31,743 and $18,496, respectively, as of December 31, 2004 and 2003. Interest expense on the note was $13,247 for the years ended December 31, 2004 and 2003.

      MANAGEMENT FEE

      The  property  is managed by an  affiliate  of the  general  partner.  The management agreement provides for a management fee of 5% of gross operating revenue. The minimum monthly payment to be made is $6,630. Management fees charged to operations for the years ended December 31, 2004 and 2003, were $79,560. As of December 31, 2004 and 2003, $85,731 remains due.

NOTE F - RESTRICTED CASH HELD BY BOND TRUSTEE

      Restricted cash is comprised of funds held by the Bond Trustee established at closing of the bond issue as required by the Trust Indenture. The funds were established to be used to complete the rehabilitation of the Project and to remit the amounts required to pay for insurance, taxes, principal and interest when due and payable. The debt service reserve fund is used solely to make up any deficiency in the bond fund relating to payments of interest and principal on the bonds, whether at maturity or upon earlier redemption. Investments of the amounts held by the Trustee are subject to those options chosen by the Trustee.

      The balances in the funds at December 31, 2004 and 2003, are as follows:

                                                  2004               2003
                                             ---------------   ---------------

           Exempt interest                   $         5,389   $             -
           Bond insurance/tax fund                         -             7,420
           Debt service fund                          55,132           293,577
           Surplus fund                                    -                 8
           General expenses fund                     282,749            79,664
           Transition fund                            97,664            97,664
                                             ---------------   ---------------

                                             $       440,934   $       478,333
                                             ===============   ===============

                             Patten Towers, L.P., II

                           December 31, 2004 and 2003

NOTE F - RESTRICTED CASH HELD BY BOND TRUSTEE (CONTINUED)

      The Partnership will receive any amounts remaining in the funds upon redemption of the bonds after payment of all fees and expenses.

NOTE G - CONTINGENCY

      The Project's low-income housing tax credits are contingent on its ability to maintain compliance with applicable sections of Section 42 of the Internal Revenue Code. Failure to maintain compliance with occupancy eligibility, and/or gross rent, or to correct noncompliance within a specified time period could result in recapture of tax credits plus interest. In addition, such potential noncompliance may require an adjustment to the contributed capital by the limited partner.

NOTE H - CONCENTRATION OF CREDIT RISK

      The Partnership maintains its cash accounts with two banks. Cash balances are insured by the Federal Deposit Insurance Corporation up to $100,000 at each bank. As of December 31, 2004, the uninsured portion of the cash balances held at the banks was $340,934.



                                      -12-